SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 24, 1997
(Date of earliest event reported)

INTERNET COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)



Colorado                   0-19578                 84-1095516
(State of incorporation) (Commission file number) (IRS Employer
                                                   Identification
                                                   No.)

7100 E. Belleview Ave., Suite 201, Englewood, CO    80202
(Address of principal executive offices)          (Zip Code)

(303) 770-7600
(Registrant's telephone number)

Not Applicable
(Former name and address)

     Item 5.  Other Events

     On April 3, 1997, Internet Communications Corporation announced the execution on March 24, 1997, of an agreement to sell $3 million of common stock to Interwest Group, Inc., a wholly-owned subsidiary of Anschutz Company. Interwest Group agreed to purchase 631,597 common shares at $4.75 per common stock share, and would receive warrants to purchase 63,158 shares of common stock with an exercise price of $5.70 per share. The additional common shares would increase the beneficial ownership position of Anschutz Company from 46.0% to 52.3%, and upon exercise of the warrants, the beneficial ownership position would increase to 52.9%.

     Closing of the purchase is subject to a number of conditions, including certain amendments or waivers under Internet's principal bank loan. If the conditions to closing are met, closing is anticipated to occur near the end of April 1997.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 1997          INTERNET COMMUNICATIONS CORPORATION

                               By:  /s/ Tim Griffin
                                        Tim Griffin
                                        Vice President of Network
                                        Systems